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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren MIDWAY GAMES INC. (773) 961-2222 miribarren@midwaygames.com	Joseph N. Jaffoni Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com

MIDWAY GAMES' LARGEST SHAREHOLDER,
SUMNER REDSTONE, REQUESTS BOARD REPRESENTATION

        Chicago, Illinois, May 6, 2004—Midway Games Inc. (NYSE:MWY) announced today that its largest shareholders, Sumner M. Redstone and National Amusements Inc., have requested that Shari E. Redstone and Kenneth D. Cron be nominated for election to Midway's Board of Directors at Midway's next annual meeting of shareholders, which is expected to be held in June 2004.

        Prior to this request, Mr. Redstone, who individually and through National Amusements currently holds approximately 49.9% of Midway's outstanding shares, had no representation on Midway's Board of Directors. In a filing with the Securities and Exchange Commission in late April 2004, Mr. Redstone indicated that he intends, subject to regulatory approval, to increase his personal stake in Midway Games to at least 60 percent of the shares outstanding. Mr. Redstone has made filings with the Federal Trade Commission to seek approval to increase his Midway holdings above current levels. Earlier in April, Mr. Redstone reported in a Securities and Exchange Commission filing that he was considering acquiring control of Midway and/or seeking a seat on its board.

        Sumner M. Redstone is Chairman and Chief Executive Officer of National Amusements and Chairman and Chief Executive Officer of Viacom Inc. National Amusements is a closely held company that owns and operates over 1,425 motion picture screens and is the parent company of Viacom Inc.

        Midway's Chairman, Neil D. Nicastro, stated, "We are delighted to welcome Ms. Redstone and Mr. Cron as nominees for membership on Midway's Board of Directors. Ms. Redstone would bring valuable entertainment industry, public company and legal experience to our Board while Mr. Cron would bring relevant interactive entertainment industry expertise to the Board."

        Shari E. Redstone has served as President of National Amusements since January 2000 and from 1994 to 2000 as Executive Vice President of National Amusements. She is also a director of National Amusements. National Amusements is a leader in motion picture exhibition with cinemas in the Untied States, United Kingdom and Latin America. Ms. Redstone has been a director of Viacom Inc. since 1994. Ms. Redstone practiced law from 1978 to 1993, with her practice including corporate law, estate planning and criminal law. Ms. Redstone is Sumner Redstone's daughter. Ms. Redstone is a member of the Board of Directors and Executive Committee for the National Association of Theatre Owners, Co-Chairman and Co-Chief Executive Officer of MovieTickets.com, Inc., Chairman and Chief Executive Officer of CineBridge Ventures, Inc. and Chairman and Chief Executive Officer of Rising Star Media. She is a member of the board of several charitable organizations, including the Board of Trustees at Dana Farber Cancer Institute, the Board of Directors at Combined Jewish Philanthropies and the Board of Directors of the John F. Kennedy Library Foundation, and is a former member of the Board of Overseers at Brandeis University and the Board of Trustees at Tufts University.

        Kenneth D. Cron is the Interim Chief Executive Officer of Computer Associates International and has been a director of Computer Associates since 2002. He was formerly the Chairman and Chief Executive Officer of Vivendi Universal Games, Inc., a global leader in the publishing of online, PC and console-based interactive entertainment and a division of Vivendi Universal, S.A., since June 2001. Mr. Cron served as Chief Executive Officer of the Flipside Network, now a part of Vivendi Universal Net USA, from March 2001. He was Chief Executive Officer of Uproar Inc. from September 1999 to

March 2001, when Uproar was acquired by Flipside. Mr. Cron worked at CMPMedia, Inc. from 1978 to June 1999, when CMP Media was acquired by Miller Freeman, Inc. At CMPMedia, as the President of Publishing, Mr. Cron had responsibility for the company's United States businesses, including its print publications, trade shows/conferences and online services.

        Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission.

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  EXHIBIT 99.1